SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 31, 2000



                                 PPL Corporation
                                 ---------------
             (Exact Name of Registrant as Specified in Its Charter)


     Pennsylvania                    1-11459                23-2758192
     ------------                    -------                ----------
State or other jurisdiction        (Commission            (IRS Employer
     of Incorporation)             File Number)         Identification No.)


           Two North Ninth Street, Allentown, Pennsylvania 18101-1179
           ----------------------------------------------------------
                    (Address of principal executive offices)


       Registrant's Telephone Number, including Area Code: (610) 774-5151
                                                           --------------


          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS
         ------------

          On May 31, 2000, WPD Limited, a company jointly owned by subsidiaries of PPL Corporation ("PPL") and The Southern Company ("Southern"), announced a cash offer to purchase all of the ordinary share capital of Hyder plc ("Hyder"), a Welsh utilities group comprised of electric distribution, water and sewage, management services and infrastructure businesses. WPD Limited is offering 300 pence per share for Hyder, valuing the offer at 464 million pounds or about $696 million based on current exchange rates. Based on its 51% equity interest in WPD Limited, PPL's share of the proposed acquisition would be about $355 million. It is expected that this investment initially would be financed through the sale of commercial paper.

          Hyder's electric distribution business, South Wales Electricity, serves approximately 980,000 customers in Wales. Western Power Distribution, which also is jointly owned by PPL and Southern, currently serves about 1.4 million electric distribution customers in southwest England.

          The Hyder offer is subject to certain conditions, including clearance by the European Commission. PPL at this time is unable to predict the timing or the likelihood of completing this proposed acquisition.

                                    SIGNATURE
                                    ---------


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PPL CORPORATION

                                        By: /s/ Joseph J. McCabe
                                           ------------------------------------
                                           Joseph J. McCabe
                                           Vice President and Controller

Dated:   June 2, 2000